Exhibit 10.66

SHAREHOLDERS AGREEMENT

TAG-ALONG RIGHTS AND DRAG-ALONG RIGHTS

This SHAREHOLDERS AGREEMENT, dated as of April 23, 2003 (this “Agreement”), among the holders (the “Holders”) who have purchased the Class I Convertible Preferred Stock (the “Convertible Preferred Stock”) of FAO, Inc. (the “Company”) and the Company.

R E C I T A L S:

The Holders and the Company have entered into a Securities Purchase Agreement, dated as of April 3, 2003 (the “Purchase Agreement”), pursuant to which, among other things, the Holders agreed to purchase the Preferred Stock.

The Convertible Preferred Stock is convertible into shares (such shares as issued or issuable on conversion of the Convertible Preferred Stock, until registration of such shares, the “Conversion Shares”) of common stock, with a par value of $0.001 per share, of the Company (the “Common Stock”).

As a condition to the Closing under the Purchase Agreement, the parties hereto have agreed to enter into this Agreement.

In consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             Tag-Along Rights.  If any Holder proposes to sell or transfer (“Tag-Along Transfer”) a number of Conversion Shares equal to or greater than the number of Conversion Shares that would be received upon conversion of 2,000 shares of Convertible Preferred Stock (which amount shall be adjusted to account for any dividends on, subdivisions of, or combinations of, Common Stock) held by such Holder to a Person who is not an Affiliate of such Holder (“Third Party”), in a single transaction or a series of related transactions, then, at least fifteen (15) days prior to any such Tag-Along Transfer, such Holder shall provide to all other Holders a notice (a “Tag-Along Notice”) delivered to such Holders at their address set forth in the Purchase Agreement, explaining the terms and conditions of such Tag-Along Transfer (including the consideration to be paid) and identifying the name and address of the Third Party.  If such notice is sent, then, upon the written request (“Tag-Along Request”) of any such Holder (a “Requesting Holder”) made within ten (10) days after the day the Tag-Along Notice is received by such Holder, the Holder proposing to make the Tag-Along Transfer shall cause the Third Party to purchase from each Requesting Holder a number of Conversion Shares equal to the product of (A) the quotient of (1) the total number of Conversion Shares to be subject to such Tag-Along Transfer divided by (2) the total number of Conversion Shares held by the Holder proposing such Tag-Along Transfer and all Requesting Holders, multiplied by (B) the total number of Conversion Shares the Requesting Holder has requested to have transferred.   Such purchase shall be made on the same date and at the same price and on terms and conditions at least as favorable to Requesting Holders as the terms and conditions contained in the Tag-Along Notice delivered in connection with such proposed transaction.   To the extent a Holder does not receive a Tag-Along Request with respect to Conversion Shares for which such Holder has provided a Tag-Along Notice within the time period noted above, the Holder providing the Tag-Along Notice may sell the shares proposed to be subject to such Tag-Along Transfer as set forth in the Tag-Along Transfer Notice.

Each Requesting Holder shall effect its participation in a Tag-Along Transfer by promptly delivering to the Holder who proposed the Tag-Along Transfer (the “Proposing Holder”), for transfer to the Third-Party, one or more certificates, properly endorsed for transfer, which represent the Conversion Shares the Requesting Holder has requested be transferred.  Upon consummation of the Tag-Along Transfer, the Proposing Holder shall remit or arrange for direct transfer to the Requesting Holder that portion of the sale proceeds to which the Requesting Holder is entitled as a result of its participation in the Tag-Along Transfer.

Notwithstanding the foregoing, Requesting Holders shall have no rights under this Section 1 with respect to any Tag-Along Transfer by a Holder to the extent such Tag-Along Transfer is (i) in the form of a distribution to withdrawing partners from such Holder or otherwise among Affiliates of such Holder; (ii) in connection with a call written against the stock held by any Holder or a put right written with respect to stock held by a Holder, the rights under this Section 1 shall not arise until exercise of such put or call; (iii) any bona fide gift; or (iv) a transfer to the Proposing Holder’s ancestors, descendants or spouse, or to trusts for the benefit of such persons or the Proposing Holder.

Any transferee of a Tag-Along Transfer shall take Conversion Shares so transferred free of the rights and obligations of this Section. Any transferee under a transfer not subject to this Section shall take Conversion Shares so transferred subject to the rights and obligations of this Section.

2.             Drag-Along Rights.  In the event that the Company receives a bona fide purchase offer from a non-affiliate of the Company (an “Offeror”) seeking to purchase the Company’s outstanding equity, and (i) the Company’s Board of Directors and (ii) Holders of not less than 50% of the Conversion Shares consent to such purchase, all Holders of Conversion Shares shall sell their Conversion Shares (as Preferred Stock if such Preferred Stock has not yet been converted) to such offeror at the price so approved.  At least twenty (20) but not more than ninety (90) days prior to any transfer to an Offeror (a “Drag-Along Transfer”), the Company shall provide to the Holders a notice (a “Drag-Along Notice”) delivered to the Holders at their address set forth in the Purchase Agreement, explaining the terms and conditions of such Drag-Along Transfer (including the consideration to be paid), identifying the name and address of the Offeror and indicating the date that is fifteen (15) days after the mailing of the Drag-Along Notice (the “Response Date”).  If such Drag-Along Notice is sent, then, on or before the Response Date, each Holder that consents to the Drag-Along Transfer shall provide written notice of such consent (the “Consent Notice”) to the Company.  Any Consent Notice may be revoked prior to the Response Date by sending an additional writing explicitly revoking such Consent Notice.   If the Company receives unrevoked Consent Notices from the requisite Holders on or before the Response Date or any extension by the Company thereof (not to exceed thirty days), the Company shall promptly send a second notice to all Holders informing the Holders that the requisite Holders delivered Consent Notices.   If requisite Holders deliver Consent Notices on or prior to later of the Response Date or any such extension, the purchase of all Conversion Shares shall be deemed to have been made on the closing of the Drag-Along Transfer (the “Closing Date”) without further action by the Company or any Holder.  Any share certificates for Conversion Shares held by any Holder shall be deemed cancelled on the Closing Date and each Holder shall promptly forward such certificate, duly endorsed for transfer, to the Company upon the written request of the Company.  Upon consummation of the Drag-Along Transfer, the Company shall remit or arrange for direct transfer to each Holder that portion of the sale proceeds to which such Holder is entitled as a result of the Drag-Along Transfer.

3.             Further Assurances.  The Holders shall cooperate fully with the Company to enable the parties to fulfill their obligations and responsibilities under, and obtain the benefits of, this Agreement.  The Holders shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute

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and deliver such documents and other papers as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transactions (including any Drag-Along Transfer) contemplated hereby.

4.             Term.  This Agreement shall be effective as of the Effective Time and shall terminate on the date the Holders no longer hold any Conversion Shares (the “Term”).

5.             Amendments.  This Agreement may not be amended except in a writing signed by, or on behalf of, all parties hereto.

6.             Notices.  All notices, consents, instructions and other communications required or permitted under this Agreement (collectively, “Notice”) shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid.  Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee).  Notice shall be given:

to the Holders at their address set forth in the Purchase Agreement.

and to the Company at:

FAO, Inc.

2520 Renaissance Boulevard

King of Prussia, PA

Attention: Legal

Tel: (610) 278-7800

Fax: (610) 278-7804

Email: kroyer@faoinc.com

with required copy to (which, in and of itself, shall not constitute notice):

Fulbright & Jaworski L.L.P.

865 South Figueroa Street, 29th Floor

Los Angeles, CA 90017

Attention: Victor Hsu, Esq.

Tel:  (213) 892-9200

Fax: (213) 680-4518

Email: vhsu@fulbright.com

7.             Governing Law.  This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

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8.             Specific Performance.  The Holders agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, in the event of a breach or threatened breach of this Agreement, the Holders shall be entitled to specific performance, injunctive or other equitable relief, in addition to any other remedy available at law or in equity, without posting bond or other undertaking.

9.             Non-Compliant Tag-Along Transfers.  The Holders agree that Tag-Along Transfers attempted to be made in violation of this Agreement shall be void.  The Company agrees that it shall not (i) register Tag-Along Transfers of Conversion Shares on its books nor issue new stock certificates in connection with any such Tag-Along Transfer or (ii) remove or cause the removal of any legend with respect to legended Conversion Shares proposed to be subject to a Tag-Along Transfer, in each case, until it shall first have received a copy of a Tag-Along Notice with respect to the securities proposed to be subject to a Tag-Along Transfer and then only in accordance with such Tag-Along Notice and any related Tag-Along Request received after the Tag-Along Notice and prior to such action by the Company.

10.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, without invalidating or adjusting the remaining provisions hereof, and any such prohibition, unenforceability or adjustment in any jurisdiction shall not invalidate, render unenforceable or adjust such provision in any other jurisdiction.

11.           Successors and Assigns; Assignment.  All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties.

12.           Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on it's behalf as of the date first above written.

FAO, INC.
Delaware Corporation

By:	/s/ Jerry R. Welch
Name:	Jerry R. Welch
Title:	President, and Chief Executive Officer.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

SAKS INCORPORATED, a Tennessee corporation

By	/s/ George W. Carlis
Name:	George W. Carlis
Title:	Vice President

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

FRED KAYNE,
an Individual

By	/s/ Fred Kayne
Fred Kayne

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By	Kayne Anderson Investment Management, Inc. a Nevada corporation

By	/s/ Richard Kayne
Name:	Richard Kayne
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

RICHARD KAYNE,
an Individual

By	/s/ Richard Kayne
Richard Kayne

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

HANCOCK PARK CAPITAL II, L.P.
a Delaware limited partnership

By	Hancock Park Associates III
a Delaware limited liability company,
its general partner
	By	/s/ Brian McDermott
	Name:	Brian McDermott
	Title:	Partner

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

WOODACRES LLC

By	/s/ David Shladovsky
Name:	David Shladovsky
Title:	General Counsel of Manager

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

CHARLES NORRIS,
an Individual

By	/s/ Charles Norris
Charles Norris

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

LES BILLER, as Trustee
Amended and Restated Les and Sheri Biller Revocable Trust U/A Dated June 5, 2002

By	/s/ Les Biller
Les Biller